Exhibit 99.1

LETTER TO SHAREHOLDERS

May 19, 2005

Dear Shareholder:

Since its formation in 1903, Bank of Luxemburg has been a community-based, community-owned bank focusing on the financial needs of Luxemburg, Wisconsin and surrounding communities.  We have prided ourselves on our close affiliation with the communities which we serve and believe that this local ownership is vital to achieving our goals.  We intend to continue to remain an independent, community-owned bank holding company.

In 1997, we became a public company under SEC rules because we first exceeded 500 shareholders.  This has required us to incur significant costs in complying with various SEC rules, regulations and filing requirements.  These costs have increased substantially in recent years, particularly as a result of the Sarbanes-Oxley Act.  Our stock, however, is not listed on any exchange and the shares are thinly traded.  As a result, we incur all of the costs of being a public company without realizing significant benefits.

After much careful analysis and discussion, the Board of Directors has concluded that it is no longer fiscally prudent to remain a public company and believes that it is in the best interest of the Company to take the appropriate steps to become private.  By going private, we believe that we will save approximately $380,000 per year in expenses.  As you may be aware, we are only one of a number of community financial institutions in Wisconsin that have recently decided to become private because of the burdensome costs associated with public company status.

We propose to go private by way of a 1-for-500 reverse stock split, followed immediately by a 500-for-1 forward split.  In such a split transaction, shareholders with fewer than 500 shares of common stock registered in their name immediately before the split transaction will receive a cash payment equal to $54.00 per pre-split share for their stock.  Shareholders holding 500 or more shares of common stock immediately before the split transaction will not receive a cash payment and will continue to hold the same number of shares after completion of the split transaction.

Approval must be received from shareholders prior to effecting the transaction.  Accordingly, you will be receiving proxy materials that will provide more details about the transaction and how it will specifically impact you.  We encourage you to carefully read the proxy materials when you receive them.  For your further information, attached is a short “Q&A” containing many of the questions that arise in connection with transactions such as this.

We appreciate the continuing support of all of our shareholders.

Sincerely,

John A. Slatky

President and Chief Executive Officer

QUESTIONS AND ANSWERS

ABOUT THE GOING PRIVATE TRANSACTION

Q:

HOW MUCH WILL THE COMPANY SAVE BY GOING PRIVATE?

A:

It is difficult to put an exact figure on the amount of the savings, but our best estimate is that the Company will save approximately $380,000 per year.  These savings represent both tangible costs associated with legal and accounting fees, as well as costs involving management time and attention that could otherwise have been used more productively.

Q:

IS THIS TAXABLE TO ME?

A:

If your stock is cashed out in the reverse stock split, you will be taxed on the gain recognized in the transaction.  If your shares are not cashed out, the transaction should not be taxable to you.

Q:

IF I HAVE FEWER THAN 500 SHARES BUT REALLY WANT TO REMAIN A SHAREHOLDER, IS THERE ANYTHING I CAN DO?

A:

Yes.  The reverse stock split is not expected to occur for several weeks.  Before the transaction is set to occur, you can consolidate any holdings you might have in different names into a single shareholder of record or acquire more shares from another shareholder.  In addition, there are special counting rules that apply to shares held for you by a broker in “street name,” so if you have, or plan to have, shares in street name, please see the following question.

Q:

WHAT ABOUT SHARES MY BROKER HOLDS FOR ME IN “STREET NAME?”

A:

“Street name” refers to the name under which a brokerage firm holds the securities of its customers.  Most brokerage firms hold their customer’s securities in the brokerage firm’s own name (or, more accurately, in the name of the brokerage firms’ designated nominee) rather than in the name of the individual customers.

A broker holding shares in “street name” counts as one record holder, even if the brokerage firm holds shares for many customers.  As a result, just as for any other shareholder of record, if a broker holds 500 or more shares in street name, all of those shares will remain outstanding, even if they are held for some customers who individually own fewer than 500 shares.

Q:

WILL ALL OF THE SHARES THAT I HOLD, NO MATTER HOW TITLED, BE AGGREGATED FOR PURPOSES OF DETERMINING WHETHER I WILL BE CASHED OUT?

A:

No.  Each separately-titled account is counted as a separate shareholder.  Accordingly, if you are interested in retaining your shares rather than receiving a cash payment, you may consider consolidating your holdings into one account if that will equal or exceed 500 shares.  For example, if a person is a registered owner of 350 shares and his or her spouse is the registered owner of 350 shares, this is considered as two separate shareholders and, accordingly, all 700 shares would be cashed out in the split transaction because each shareholder holds fewer than 500 shares.  If, however, they transfer the shares to joint ownership, the 700 shares would be considered as one joint owner, and none of the 700 shares would be cashed out.

Several separate stock certificates that are all titled in exactly the same manner are considered already as owned only by one shareholder.

Q:

HOW CAN I GET MORE INFORMATION ABOUT THE TRANSACTION?

A:

The Company will be filing a preliminary proxy statement with the SEC describing the terms of the split transaction, the Company’s reasons for undertaking the transaction, and effects of the transaction on the Company and its shareholders.  Once any SEC comments are resolved, the Company will mail the final proxy statement to shareholders.

Q:

WILL I GET A CHANCE TO VOTE ON THE PLAN?

A:

Yes.  A notice of special meeting of shareholders, along with the proxy statement, will be mailed to you by the Company.  This notice will contain information regarding the date, time and place of the meeting and will provide you with instructions on how to vote via proxy in lieu of attending the meeting.  The Annual Meeting is tentatively scheduled for the third quarter of 2005, pending approval from the SEC.

IMPORTANT LEGAL INFORMATION:  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHICH WILL CONTAIN A LIST OF NAMES, AFFILIATIONS AND INTERESTS OF PARTICIPANTS IN THE SOLICITATION OF PROXIES) REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  THE PROXY STATEMENT WILL BE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY, AND INVESTORS AND SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY, AT THE SEC’S WEBSITE AT WWW.SEC.GOV.  THE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY THE COMPANY MAY ALSO BE OBTAINED FREE BY DIRECTING A REQUEST TO THE COMPANY AT LUXEMBURG BANCSHARES, INC., 630 MAIN STREET, LUXEMBURG, WISCONSIN 54217, TELEPHONE NUMBER (920) 845-2345.